                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP


The Board of Directors
PetroQuest Energy, Inc.


We consent to incorporation by reference in the registration statement (No. 333-xxx) on Form S-8 of PetroQuest Energy, Inc. and the use of our report dated March 13, 1998 (except for note 1, for which the date is March 12, 1999), relating to the consolidated statements of operations, stockholders' equity and cash flows of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) and subsidiaries for the year ended December 31, 1997 which report appears in the December 31, 1999 annual report on Form 10-K of PetroQuest Energy, Inc.

/s/ KPMG LLP

Vancouver Canada
December 22, 2000